Exhibit 5.1

apm@apm.law
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APM House, 18 Raoul Wallenberg St., Building D, Ramat HaChayal, Tel Aviv 697191
Law Firm | Founded in 1956	Israel

Date: August 28, 2026

To: Can-Fite Biopharma Ltd.

26 Ben Gurion St,

Ramat Gan

5257346, Israel

Ladies and Gentlemen,

Re: REGISTRATION STATEMENT ON FORM F-3

We have acted as Israeli counsel to Can-Fite Biopharma Ltd. (the “Company”), a company organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company’s registration statement on Form F-3 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, of (a) the offering, issuance and sale of such indeterminate number of the Company’s (i) ordinary shares, no par value, American Depositary Shares (“ADS”), each ADS representing two (2) ordinary shares, (ii) warrants to purchase ordinary shares, including in the form of ADSs, (iii) subscription rights and a combination of such securities, separately or as units, which together shall have an aggregate initial offering price not to exceed $100,000,000 (the “Securities”), and (b) an “at-the-market” offering agreement prospectus supplement covering the offering, issuance and sale of the Company’s ordinary shares represented by ADSs that, may be issued and sold under an “at-the-market” offering agreement, between the Company and H.C. Wainwright & Co., LLC, in an aggregate amount of up to $1,000,000 (the “ATM ADS’s”).

As counsel to the Company in Israel, we have examined copies of the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the ADSs, the Securities and the ATM ADS’s, when paid for and issued pursuant to the terms of the applicable warrants, will be duly authorized, legally issued, fully paid and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely yours

/s/ Ronen Kantor, Adv.

Amit, Pollak, Matalon & Co.